Exhibit 8.1

VivoPower International Plc	Herbert Smith Freehills LLP
23 Hanover Square	Exchange House
Mayfair	Primrose Street
London	London EC2A 2EG
W1S 1JB	T +44 (0)20 7374 8000
F +44 (0)20 7374 0888
D +44 (0)20 7466 2451
DX28 London Chancery Lane
E aurell.taussig@hsf.com
www.herbertsmithfreehills.com

Our ref
30975994
Your ref

Date
14 November 2016

By email and by post

Dear Sirs

VivoPower International Plc

We have acted as UK tax counsel to VivoPower International Plc, a public limited company organised under the laws of England and Wales (the “Company”), in respect of the information contained under the heading "Material UK Tax Consequences of Owning, Holding and Disposing of VivoPower Shares" that has been included in the filing by the Company with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form F-4 (File No. 333 -213297) (as amended through the date hereof) (the "Registration Statement"), for the offering and sale of ordinary shares of the Company with US$0.012 nominal value.

It is our opinion that the information contained in the Registration Statement under the heading "Material UK Tax Consequences of Owning, Holding and Disposing of VivoPower Shares" insofar as such information describes UK tax laws or legal conclusions with respect thereto and subject to the limitations, assumptions and qualifications contained therein constitutes an accurate summary of the matters described therein in all material respects and it represents our opinion. We express our opinion herein only as to those matters specifically set forth above, and we do not express any opinion herein concerning any law other than the tax law of the United Kingdom as it stands at the date of this opinion. This opinion and any obligation arising out of it or in connection with it (including non-contractual obligations) are governed by and shall be construed in accordance with English law.

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors' Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

Date
14 November 2016
Letter to
VivoPower International Plc

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Herbert Smith Freehills LLP in the Registration Statement under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Herbert Smith Freehills LLP

Herbert Smith Freehills LLP